Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s application of AICPA Statement of Position, 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, and an explanatory paragraph regarding the Company’s change in its inventory costing method for domestic inventories), appearing in the Annual Report on Form 10-K of Haynes International, Inc. for the year ended September 30, 2005.

/S/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

June 13, 2006